Exhibit 99.1

Oceaneering Announces $215 million Sustainability-Linked Revolving Credit Facility

Houston, April 12, 2022—Oceaneering International, Inc. (“Oceaneering”) (NYSE:OII) today announced that it had entered into a new $215 million senior secured revolving credit facility (“Credit Facility”) that will mature in April 2026. This Credit Facility replaces Oceaneering’s prior credit facility, which was scheduled to mature on January 25, 2023.

The key features of the Credit Facility include:

•	$215 million four-year senior secured revolving credit facility, with ability to upsize to $300 million;

•	$100 million of letter-of-credit availability under the Credit Facility;

•	Borrowings subject to Consolidated Net Leverage Ratio and Consolidated Interest Coverage Ratio covenants;

•	Guaranteed by Oceaneering and certain of its wholly owned domestic subsidiaries and secured by first-priority liens on certain of the guarantors’ assets;

•	Pricing at SOFR plus 225 to 325 basis points or the base rate plus 125 to 225 basis points, with an undrawn fee of 30 to 37.5 basis points; and

•	The ability to add sustainability-linked performance targets in the future, which would result in reduced borrowing rates if achieved.

The banks participating in the Credit Facility include: Wells Fargo Securities, LLC, DNB Markets, Inc. and JPMorgan Chase Bank, N.A., each as Joint Lead Arranger and Joint Bookrunner; Wells Fargo Bank, N. A. as Administrative Agent and, in conjunction with DNB Markets, Inc., as Joint Sustainability Coordinator; and Credit Suisse AG, New York Branch, and Woodforest National Bank, each as Lenders.

Alan R. Curtis, Senior Vice President, and Chief Financial Officer, stated, “We are pleased to finalize our new revolving credit facility, which will provide us with excellent financial flexibility over the next four years. In addition to general corporate purposes, this facility provides additional support to help in our development of new technologies and capabilities as we adapt and grow in energy transition and other new markets. I am particularly pleased that this facility contemplates the inclusion of tangible environmental, social and governance, or ESG, performance targets that, if achieved, will result in reduced pricing under the facility. We appreciate the support of our bank group, which includes relationship banks that participated in our previous revolver, and welcome Woodforest National Bank into our facility.”

Oceaneering is a global technology company delivering engineered services and products and robotic solutions to the offshore energy, defense, aerospace, manufacturing, and entertainment industries.

For more information on Oceaneering, please visit www.oceaneering.com.

Contact:

Mark Peterson

Vice President, Corporate Development and Investor Relations

Oceaneering International, Inc.

713-329-4507

investorrelations@oceaneering.com